Exhibit 99.1

PostRock Considering Alternatives For KPC Pipeline

OKLAHOMA CITY – January 19, 2012 – PostRock Energy Corporation (NASDAQ: PSTR) (“PostRock”) today announced that it was investigating strategic alternatives for the KPC Pipeline, its wholly-owned interstate natural gas pipeline. Transactions being considered include a sale or joint venture and may involve conversion of part of the line to crude oil service. The Company has engaged Robert W. Baird & Co. to act as its financial advisor to assist in the process.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City.

Company Contact

North Whipple

Director, Finance & Investor Relations

(405) 702-7423